                                                       [GRAYBAR LOGO]

                                                    ELECTRIC COMPANY, INC.






                                                    INFORMATION STATEMENT










                                                         MAY 10, 2002

                         GRAYBAR ELECTRIC COMPANY, INC.
                            34 NORTH MERAMEC AVENUE
                            CLAYTON, MISSOURI 63105

                               ----------------

                             INFORMATION STATEMENT

                               ----------------

         This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 13, 2002 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

         The record holders of Common Stock outstanding at the close of business on April 19, 2002 will be entitled to attend and to vote at the meeting. On April 19, 2002, there were outstanding 6,365,341 shares of Common Stock. Each share is entitled to one vote.

         On April 19, 2002, 95% or 6,052,290 of the issued and outstanding shares of Common Stock of the Company were held of record in the names of
D. E. DeSousa, R. D. Offenbacher, R. A. Reynolds, Jr. and C. R. Udell, all of 34 North Meramec Avenue, Clayton, Missouri 63105, as Voting Trustees under a Voting Trust Agreement dated as of April 1, 1997, relating to the Common Stock of the Company. The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement but do not have the power of disposition as to such shares. Such voting power is sufficient to assure election of the persons nominated by the Board of Directors for election as directors and approval of any other matters brought before the meeting. The Voting Trustees have indicated as a group that they will vote the shares of Common Stock held by them in favor of the persons nominated by the Board of Directors for election as directors. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the number of shares of Common Stock deposited thereunder.

         This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 10, 2002.

         ------------------------------------------------------------
                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.
         ------------------------------------------------------------

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                                    DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

         Thirteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are named in the table below and all are presently directors of the Company. Certain additional information concerning them is set forth in the table.


                                                                                                     NUMBER OF
                                                                                                     SHARES OF
                                                                                                    COMMON STOCK
                                                                                     YEAR IN        BENEFICIALLY
                                                                                      WHICH           OWNED ON
                                                                                     BECAME A         APRIL 19,
NAME                  AGE            BUSINESS EXPERIENCE LAST FIVE YEARS             DIRECTOR        2002(1)(2)
----                  ---            -----------------------------------             --------        ----------
R. A. Cole            52    Employed by Company in 1972; District Vice President       1998            4,044
                            1995 to 2001; Group Vice President 2001 to present.

D. E. DeSousa         43    Employed by Company in 1981; Manager, Comm/Data            2000            1,320
                            Sales 1996 to 1998; Vice President, Comm/Data
                            Marketing 1998 to 2000; Senior Vice President-
                            Comm/Data Business 2000 to 2001; Senior Vice
                            President-Sales and Marketing 2001 to present.

T. F. Dowd            58    Employed by Company in 1997; Vice President,               1997            2,553
                            Secretary and General Counsel September 1997 to
                            present; Partner, Bryan Cave (law firm) 1989 to 1997.

L. R. Giglio          47    Employed by Company in 1978; District Vice                 2002            4,283
                            President 1995 to 2001; Vice President-Investment
                            and Inventory Management 2001 to 2002; Senior Vice
                            President-Operations 2002 to present.

T. S. Gurganous       52    Employed by Company in 1973; District Vice                 1995            5,431
                            President 1995 to 2001; Group Vice President
                            2001 to present.

                                        2

                                                                                                     NUMBER OF
                                                                                                     SHARES OF
                                                                                                    COMMON STOCK
                                                                                     YEAR IN        BENEFICIALLY
                                                                                      WHICH           OWNED ON
                                                                                     BECAME A         APRIL 19,
NAME                  AGE        BUSINESS EXPERIENCE LAST FIVE YEARS                 DIRECTOR        2002(1)(2)
----                  ---        -----------------------------------                 --------        ----------
J. H. Hinshaw         57    Employed by Company in May 2000; Senior Vice               2000            1,494
                            President and Chief Financial Officer 2000 to
                            present; Vice President and Treasurer, Monsanto
                            Company 1984 to 1999. Ms. Hinshaw is a director
                            of Insituform Technologies, Inc.

G. D. Hodges          59    Employed by Company in 1963; District Vice                 2000            7,361
                            President 1995 to 2001; Group Vice President
                            2001 to present.

J. C. Loff            52    Employed by Company in 1980; District Vice                 1998            4,180
                            President 1995 to 2001; Group Vice President
                            2001 to present.

R. D. Offenbacher     51    Employed by Company in 1968; District Vice                 1994            6,573
                            President 1995 to 2001; Group Vice President
                            2001 to present.

R. A. Reynolds, Jr.   53    Employed by Company in 1972; Senior Vice                   1993            8,782
                            President-Comm/Data Business 1995 to 2000;
                            President and Chief Executive Officer 2000 to
                            present; Chairman of the Board 2001 to present.

K. B. Sparks          56    Employed by Company in 1968; District Vice                 2001            6,584
                            President 1995 to 2001; Group Vice President
                            2001 to present.

C. R. Udell           57    Employed by Company in 1965; Vice                          1996            7,853
                            President-Electrical Marketing 1993 to 2000;
                            Senior Vice President-Electrical Business 2000
                            to 2001; Senior Vice President-Business
                            Management 2001 to present.

J. F. Van Pelt        63    Employed by Company in 1985; Vice                          1986            8,251
                            President-Human Resources 1986 to present.


                                        3

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
--------------------------
(1) All the shares of Common Stock listed are held of record by the Voting Trustees under the Voting Trust Agreement dated as of April 1, 1997. On April 19, 2002, no single director owned beneficially more than 1% of the outstanding Common Stock or Voting Trust Certificates except for the Voting Trustees who, as a group, possessed the voting power associated with approximately 95% of the outstanding shares of Common Stock but who possessed no power of disposition with respect to such shares.

(2) On April 19, 2002, all officers and directors as a group, including those individuals listed above (58 persons), owned Voting Trust Certificates representing 183,213 shares of Common Stock (approximately 3% of the outstanding). No officer or director owns shares of Common Stock of record.

COMMITTEES

         The Company has an Audit Committee, which met two times in 2001, and a Compensation Committee, which met eleven times in 2001. The Company has no nominating committee.

         Messrs. Cole, Hodges, Loff and Sparks are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually. The members of the Audit Committee are not independent within the definition of independence in the listing standards of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers because they are employees of the Company.

         Ms. Hinshaw and Messrs. DeSousa, Giglio, Udell, Van Pelt and
J. H. Kipper, who is Vice President and Comptroller, currently serve on the Compensation Committee that, in consultation with independent compensation specialists, reviews the Company's compensation policy and makes recommendations to the President and the Board of Directors with respect to program changes.

BOARD AND COMMITTEE ATTENDANCE

         The Board of Directors met four times in 2001. All incumbent directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members.

DIRECTOR COMPENSATION

         Directors are paid a meeting fee of $300 for each Board meeting attended.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

                                        4

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

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under SAS 61 (codification of Statements on Auditing Standards), as modified and supplemented. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Board approved such inclusion.

         J. C. Loff, Chairman
         R. A. Cole
         G. D. Hodges
         K. B. Sparks

EXECUTIVE COMPENSATION

         The following table summarizes the total compensation of the Chairman of the Board, President and Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 2001, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.


                                       5

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

                                          SUMMARY COMPENSATION TABLE

                                                           Annual Compensation
       Name and Principal                        ----------------------------------------          All Other
            Position                 Year             Salary(1)          Bonus(1)(2)            Compensation(3)
------------------------------    -----------    -------------------- -------------------      -----------------
R. A. Reynolds, Jr.,                 2001             $381,600             $137,376                $ - 0 -
Chairman of the Board,               2000              273,308              301,235                 45,067
President and                        1999              199,172              177,363                 35,866
Chief Executive Officer

J. H. Hinshaw,                       2001             $221,000             $ 64,643                $ - 0 -
Senior Vice President and            2000              136,000              132,600                 13,600
Chief Financial Officer(4)

G. W. Harper,                        2001             $194,056             $ 56,762                $ - 0 -
Senior Vice President-               2000              178,688              174,222                 32,829
Operations(5)                        1999              168,000              149,604                 30,284

J. F. Van Pelt,                      2001             $192,828             $ 56,402                $ - 0 -
Vice President-                      2000              178,548              160,694                 31,832
Human Resources                      1999              170,040              139,773                 30,221

C. R. Udell,                         2001             $189,212             $ 55,345                $ - 0 -
Senior Vice President-               2000              168,777              157,079                 28,720
Business Management                  1999              144,070              118,426                 25,066

(1) Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 15% of salary in 1999, 2000, 2001 and 2002 and 2% to 25% of bonus payments in 1999,
     2000, 2001 and 2002. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

(2) Bonus paid on March 15th each year under the Company's Management Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales, gross margin and net profits, but may be varied at the discretion of the president and group vice presidents. Participants may earn a maximum of 150% of the applicable guideline.

(3) Profit sharing contributions accrued for the years indicated. The profit sharing contribution for 1999 was made on April 3, 2000 and the profit sharing contribution for 2000 was made on April 2, 2001. There was no profit sharing contribution for 2001. Contributions by the Company under the Profit Sharing and Savings

                                        6

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

     Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual compensation. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the column headed "All Other Compensation" also includes payments made to the deferred compensation accounts of the respective individuals based on contribution limitations contained in Sections 401 and 415 of the Internal Revenue Code.

(4)  Employment commenced May 1, 2000.

(5)  Retired as an officer and director effective April 1, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         At December 31, 2001, the members of the Compensation Committee were Ms. Hinshaw and Messrs. DeSousa, Harper, Kipper, Udell and Van Pelt, all of whom were officers and employees of the Company and, with the exception of Mr. Kipper, were directors.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee establishes the general compensation policies of the Company and makes specific recommendations to the Board of Directors with respect to such policies and compensation, including the chief executive officer's salary.

         The chief executive officer's salary and salary range, as well as the salaries and ranges for all other employees, including those officers identified in the Summary Compensation Table, are established in consultation with retained professional compensation consultants after consideration of data developed by the Company's Human Resources Department. The data examined includes information collected from federal and state agencies, trade associations, compensation specialists, employment consultants and marketplace observations.

         The chief executive officer's bonus, as well as bonuses for all other exempt employees including those listed in the Summary Compensation Table, are determined by reference to the Management Incentive Plan which has been an integral part of the Company's compensation practice for over twenty-five years. The Plan provides that employees can earn as much as 30% of salary as a bonus at the lower end of the exempt salary scale to 120% of salary as a bonus at the level of president and chief executive officer. The specific bonus level is determined by each operating unit's performance measured against objectives established at the beginning of each year. The chief executive officer's bonus, as well as the bonuses of the other officers named in the Summary Compensation Table, are determined by aggregating the performance of all operating units and measuring this total against the aggregated objectives. Performance measures included in the Plan are a percentage of budget attainment (for sales, gross margin and net profit) and return on sales.

         J. F. Van Pelt, Chairman
         D. E. DeSousa

         L. R. Giglio
         J. H. Hinshaw
         J. H. Kipper
         C. R. Udell

PENSION PLAN

         The Company has a qualified defined benefit pension plan covering all eligible employees. Employees become fully vested after 5 years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier under the following conditions: at age 55 with 20 years or more of Company service, at age 50 with 25 years of Company service or any age with 30 years of Company service under the plan. Prior to the September 1, 2000 plan change, employees without 15 years of service between January 1, 1993 and August 31, 2000 were eligible for their pension benefit upon attaining age 60 with 20 years of Company service.

         The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of Company service without giving effect to any applicable Social Security offset.



                                                      PENSION PLAN TABLE
                                                       Years of Service
  Covered          ---------------------------------------------------------------------------------------------------------
Compensation              20                25                30               35                40                45
------------              --                --                --               --                --                --
$  300,000             $ 60,000          $ 75,000          $ 90,000         $105,000          $120,000          $135,000
$  400,000             $ 80,000          $100,000          $120,000         $140,000          $160,000          $180,000
$  600,000             $120,000          $150,000          $180,000         $210,000          $240,000          $270,000
$  800,000             $160,000          $200,000          $240,000         $280,000          $320,000          $360,000
$1,000,000             $200,000          $250,000          $300,000         $350,000          $400,000          $450,000
$1,200,000             $240,000          $300,000          $360,000         $420,000          $480,000          $540,000

         An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of Company service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 2001, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: R. A. Reynolds, Jr. - 29,
J. H. Hinshaw - 1, G. W. Harper - 44, J. F. Van Pelt - 16 and C. R. Udell -
36. The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

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COMPANY PERFORMANCE

         The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Composite Stock Index and a comparable company index of companies selected by the Company as being representative of the Company's line of business. The companies included in the Comparable Company Index are Anixter International Inc., Applied Industrial Technologies, Inc., Building Materials Holding Corporation, W. W. Grainger, Inc., Hughes Supply, Inc., Noland Company, Owens & Minor, Inc., Park-Ohio Holdings Corp., SCP Pool Corporation and Watsco, Inc. The market value of Graybar stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------------------------------
                                            1996        1997         1998        1999         2000         2001
--------------------------------------------------------------------------------------------------------------------
Graybar Electric Company, Inc.            $100.00      $115.55     $139.56      $161.26      $186.32      $215.29
--------------------------------------------------------------------------------------------------------------------
S&P 500 Index                             $100.00      $133.40     $171.55      $207.58      $188.69      $166.23
--------------------------------------------------------------------------------------------------------------------
Comparable Company Index                  $100.00      $118.98     $134.63      $144.78      $178.57      $251.64
--------------------------------------------------------------------------------------------------------------------

         Assumes $100 invested on December 31, 1996 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 2, 1997).

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2001 and will be considered for reappointment by the Board of Directors in June 2002. No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

         The fees billed to the Company by Ernst & Young LLP with respect to the year 2001 were as follows:

         Annual Audit Fees...............................$  311,250
         All Other Fees:
                  Other Audit Related Fees...............   809,621
                  Other Non-Audit Fees...................   803,280
                                                         ----------
         Total All Other Fees............................ 1,612,901
                                                         ----------
         Total Fees......................................$1,924,151

         The annual audit fees include amounts billed for the audit of the Company's annual consolidated financial statements for the year 2001 and the timely review of the financial statements included in the Forms 10-Q filed by the Company during the year. Other audit related fees include assessment and design of internal accounting controls related to the Company's Enterprise Resource Planning project, international statutory audit requirements and audits of the Company's employee benefit plans. Fees billed for other non-audit services primarily include consulting on tax compliance and planning. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2002. The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

                                  MISCELLANEOUS

         Effective October 1, 2001, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures employees including directors and officers against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 2002 of $108,129.

         The management of the Company knows of no other matters to be brought before the meeting.

                                     By Order of the Board of Directors

                                        THOMAS F. DOWD
                                          Secretary
May 10, 2002

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 2001 WILL BE MADE AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

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

                                  APPENDIX


         Page 9 of the Information Statement contains a Total Shareholders' Returns graph. The information contained in the graph is presented in a tabular format immediately following the graph.